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                                                                 Exhibit 5.1

                                       April 18, 1997

BanPonce Corporation
209 Munoz Rivera Avenue
Hato Rey, Puerto Rico  00918

Ladies and Gentlemen:

      In connection with the registration under the Securities Act of 1933 (the "Act") of up to 1,267,391 shares (the "Securities") of Common Stock, par value $6.00 per share, including attached rights to purchase Series A Participating Cumulative Preferred Stock, of BanPonce Corporation, a Puerto Rico corporation (the "Company"), issuable in connection with the Stock Purchase Agreement, dated as of December 6, 1996 (the "Agreement"), by and among the Company, National Bancorp, Inc. ("NBI") and the shareholders of NBI (the "Sellers"), I, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion:

      When the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, and the Securities to be issued in connection with the Agreement have been duly issued and delivered as contemplated by the Agreement, the Securities will be validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Puerto Rico, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

      Also, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                       Cordially,
                                       /s/ Brunilda Santos de Alvarez
                                       Brunilda Santos de Alvarez
                                       Senior Vice President &
                                       Legal Counsel